UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2008

HERBST GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3440 West Russell Road, Las Vegas, NV  89118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

ITEM 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 3, 2008, the forbearance period pursuant to Amendment No. 5 and Second Forbearance and Standstill Agreement (the “Forbearance Agreement”), dated as of November 10, 2008, by and among Herbst Gaming, Inc. (the “Company”), Wilmington Trust Company (the “Administrative Agent”) and certain subsidiaries of the Company expired in accordance with its terms due to the fact that the Company and the requisite lenders have not entered into a restructuring agreement by that date.  The Company and the lenders remain in active discussions regarding the terms of a restructuring agreement and a forbearance agreement through February 2, 2009.  There can be no assurance, however, that the Company will be successful in reaching agreement with the lenders regarding a new forbearance agreement or the terms of a restructuring agreement.

As previously disclosed, the Administrative Agent had sent a Notice of Acceleration on November 6, 2008 with respect to the Company’s obligations under the Second Amended and Restated Credit Agreement dated as of January 3, 2007, as amended (the “Credit Agreement”), but pursuant to the Forbearance Agreement the lenders and the Administrative Agent agreed to forbear for a specified period of time from exercising their respective rights and remedies under the Credit Agreement and the other loan documents as a result of specified defaults under the Credit Agreement, including the failure of the Company to pay the outstanding principal amount of the loans under the Credit Agreement on November 6, 2008, as required pursuant to the Notice of Acceleration.  The Company has not paid the $5.1 million interest payment due under the Credit Agreement on December 1, 2008.

As a result of the expiration of the forbearance period, and pursuant to the Notice of Acceleration, the Administrative Agent and the lenders may require payment in full of all amounts outstanding under the Credit Agreement (approximately $846.8 million as of December 1, 2008, plus accrued and unpaid interest) and exercise all rights and remedies under the Credit Agreement and the other loan documents.  In addition, as previously disclosed, the Company is in default with respect to its 8-1/8% Senior Subordinated Notes due 2012 and its 7% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”) due to the non-payment of semi-annual interest payments.  Under the terms of the indentures governing the Senior Subordinated Notes, because of the payment defaults under the Credit Agreement the Company may not make payments with respect to the Senior Subordinated Notes.  The trustee under each indenture may, or holders of 25% of the outstanding principal amount of Senior Subordinated notes issued under the relevant indenture may direct such trustee to, declare the Senior Subordinated Notes issued under the relevant indenture to be immediately due and payable.  As of December 3, 2008, there was $160 million principal amount outstanding of the 8-1/8% Senior Subordinated Notes due 2102 and $170 million principal amount outstanding of the 7% Senior Subordinated Notes due 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: December 4, 2008	By:	/s/ Mary E. Higgins
Mary E. Higgins
Chief Financial Officer